Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Ultra Petroleum Corp. 2017 Stock Incentive Plan of our reserves report dated February 9, 2017, of the “Estimates of Reserves and Future Revenue to the Ultra Petroleum Corp. Interest in Certain Oil and Gas Properties located in Pennsylvania, Utah and Wyoming, as of December 31, 2016” for Ultra Petroleum Corp.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

April 12, 2017